Exhibit 5.2

December 23, 2019	+1 212 230 8800 (t) +1 212 230 8888 (f) wilmerhale.com

Nabriva Therapeutics plc

25-28 North Wall Quay

Dublin 1

Ireland

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-223739) (the “Registration Statement”) filed by Nabriva Therapeutics plc, a public limited company incorporated under the laws of Ireland (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, ordinary shares (the “Ordinary Shares”) of the Company, nominal value $0.01 per share, and warrants to purchase Ordinary Shares, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $225,000,000, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated December 20, 2019 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale pursuant to the Registration Statement of up to 13,793,106 Ordinary Shares (the “Shares”), including Shares issuable upon exercise of an option to purchase additional shares granted by the Company, and warrants (the “Warrants”) to purchase up to 13,793,106 Ordinary Shares (the “Warrant Shares”). The Shares and the Warrants are herein collectively referred to as the “Securities.”

The Securities are to be offered and sold by the Company pursuant to a securities purchase agreement, dated December 20, 2019 (the “Purchase Agreement”), between the Company and the purchasers named therein (the “Purchasers”), which has been filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 20, 2019.

We are acting as United States counsel for the Company in connection with the issue and sale by the Company of the Securities. We have examined copies of the Registration Statement and the Prospectus as filed with the Commission. We have also examined and relied upon the Purchase Agreement and the Warrants.

December 23, 2019

For purposes of this opinion, we have also examined and relied without investigation upon the accuracy of the opinion letter of A&L Goodbody, Irish counsel for Nabriva Therapeutics plc, dated the date hereof and filed as Exhibit 5.1 to Nabriva Therapeutics’ Current Report on Form 8-K to be filed on the date hereof.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We have also assumed that (i) the Company is incorporated and validly existing under the laws of the Republic of Ireland; (ii) the Company has all requisite power and authority to execute and deliver, and to perform its obligations under the Purchase Agreement and the Warrants; (iii) the Purchase Agreement has been duly authorized, executed and delivered by the Company under the laws of the Republic of Ireland and (iv) the Warrants have been duly authorized, executed and delivered by the Company under the laws of the Republic of Ireland.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally; (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing; (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing; and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court. We also express no opinion herein as to any provision of any agreement (a) that may be deemed to or construed to waive any right of the Company; (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (c) relating to the effect of invalidity or unenforceability of any provision of an agreement on the validity or enforceability of any other provision thereof; (d) requiring the payment of penalties, consequential damages or liquidated damages; (e) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters; (f) which provides that the terms of any agreement may not be waived or modified except in writing; (g) purporting to indemnify any person against his, her or its own negligence or misconduct; or (h) relating to choice of law or consent to jurisdiction. We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York. We have not acted as counsel for the Company with respect to matters of Irish law or other applicable foreign law.

December 23, 2019

Based upon and subject to the foregoing, we are of the opinion that when the Warrants have been duly executed by the Company and are delivered and paid for in accordance with the terms and conditions of the Purchase Agreement, the Warrants will constitute valid and binding obligations of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Securities and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Brian A. Johnson
Brian A. Johnson, a Partner